Exhibit 10.53

INDEPENDENT CONSULTANT AGREEMENT

This Independent Consultant Agreement (this “Agreement”) is dated as of the 15th day of August 2019 (the “Effective Date”).

BETWEEN:

Verb Technology Company, Inc, a publicly traded corporation [NASDAQ: VERB] duly incorporated under the laws of the State of Nevada and having an address at 2210 Newport Blvd., Ste. 200, Newport Beach, CA 92663 (Email: Rory@verb.tech)

(the “Company”)

AND:

Adam Wolfson, together with all partners, associates, agents and permitted assigns, having an address at c/o Wolfson Insurance Brokerage, Inc., 9 East 37th Street (4th Floor), New York, NY 10016

(email: awoflson@globalcoverage.com)

(collectively, the “Consultant”

WHEREAS:

A. The Company is engaged in the business of providing an enterprise scale interactive video platform for, among other things, corporate communications, customer relationship management, sales/lead generation, content creation and distribution, artist promotion, fan and consumer engagement, and talent discovery;

B. The Consultant has considerable expertise in identifying, analyzing, and valuing business opportunities, financial and otherwise, that could help accelerate the growth of the Company; and

C. The Company wishes to obtain, and the Consultant wishes to provide, certain services to the Company on the terms and conditions set out in this Agreement;

NOW THEREFORE IN CONSIDERATION of the mutual promises contained in this Agreement, the Company and the Consultant (each, a “Party” and, together, the “Parties”) agree as follows:

1.	SERVICES TO BE PROVIDE

1.1	Commencing on the Effective Date (the “Effective Date”), the Consultant will utilize his experience, resources and relationships to identify business opportunities for the Company as described with greater specificity on the annexed “Exhibit A”, (the “Services”).

1.2	The Consultant will report to the CEO (the “CEO”) and will keep the GM informed of all matters concerning the Services as requested by the Company from time to time.

1.3	The Consultant will perform the Services to the level of competence and skill one would reasonably expect from someone with skills and experience similar to that as represented by the Consultant.

1.4	The Consultant will not have any right or authority, express or implied, to commit or otherwise obligate the Company in any manner whatsoever, except to the extent specifically provided herein or specifically authorized in writing by the Company.

1.5	The Consultant will faithfully, honestly, and diligently serve the Company, use the Consultant’s best efforts to promote the best interests of the Company and co-operate with the Company, and utilize maximum professional skill and care to ensure that all services rendered hereunder, including the Services, are rendered to the satisfaction of the Company.

1.6	The Consultant will comply with all applicable rules, laws, regulations, and policies of any kind whatsoever having application to the carrying out and performance of the Consultant’s obligations under this Agreement, specifically including all rules and regulations applicable to an SEC reporting company.

2.	REMUNERATION AND EXPENSES

2.1	The Company will pay the Consultant consulting fees (the “Consulting Fees”) in accordance with the annexed “Exhibit B”.

2.2	During the term of this Agreement, the Consultant shall be solely responsible for all of his out-of-pocket expenses incurred in connection with the performance of the Services hereunder.

2.3	The Consultant hereby holds the Company harmless from any and all claims made by third-parties for compensation of any kind related to a business opportunity for which Consultant was paid Consulting Fees by the Company.

2.4	The Consultant represents that he is acting at all times in the capacity of an independent contractor and NOT an employee and accordingly statutory deductions will not be made from the Consulting Fees.

3.	TERM AND TERMINATION

3.1	This Agreement will commence on the Effective Date and will continue for 1 year (the “Initial Term”), unless terminated in accordance with Section 3.3 or renewed in accordance with Section 3.2.

3.2	Notwithstanding Section 3.1, this Agreement may be renewed for a subsequent term, the quantum and terms of which are to be mutually determined by the Parties, upon the Company providing written notice to the Consultant by no later than 10 days prior to the last day of the Initial Term of its intention to renew this Agreement. In the event the Company does not provide such notice, this Agreement will expire on the last day of the Initial Term.

3.3	Notwithstanding Section 3.1, this Agreement may be terminated at any time by:

(a)	Either Party giving at least 10 days’ advance notice in writing to the other Party;

(b)	the Company without notice in the event the Consultant: (i) breaches any term of this Agreement, (ii) neglects the Services or any other duty to be performed by the Consultant under this Agreement, (iii) engages in any conduct which is dishonest, or damages the reputation or standing of the Company, (iv) is convicted of any criminal act, (v) engages in any act of moral turpitude, (vi) files a voluntary petition in bankruptcy, or (vii) is adjudicated as bankrupt or insolvent; all as determined in the sole good faith discretion of the Company.

3.4	Upon termination of this Agreement for any reason, the Consultant shall upon receipt of all sums due and owing through the date of termination promptly deliver the following in accordance with the directions of the Company:

(a)	all documents pertaining to the Company or this Agreement, including but not limited to all books of account, correspondence and contracts; and

(b)	all equipment and any other property belonging to the Company.

3.5	In the event the Company is acquired, or is the non-surviving party in a merger, or sells all of or substantially all of its assets, this Agreement shall be automatically terminated.

4.	CONFIDENTIALITY, NON-SOLICITATION, AND OWNERSHIP OF PROPERTY

4.1	In connection with the implementation of this Agreement, the Parties and/or their affiliates will furnish to one another certain information that is either non-public, confidential or proprietary in nature (the “Confidential Information”). Pursuant to the U.S. Securities and Exchange Commission’s Regulation FD, the Company is permitted to disclose to you as Recipient on a confidential basis, the Confidential Information so long as you agree to be bound by this Agreement.

4.2	The Consultant acknowledges that, by reason of this contract for Services, the Consultant will have access to Confidential Information, as hereinafter defined, of the Company, that the Company has spent time, effort and money to develop and acquire.

The term “Confidential Information” as used in this Agreement means information, whether or not originated by the Consultant, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(a)	information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not readily publicly available;

(b)	work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(c)	any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character;

(d)	internal Company personnel and financial information, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business;

(e)	marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed; and

(f)	all information that becomes known to the Consultant as a result of this Agreement or the services performed hereunder that the Consultant, acting reasonably, believes is confidential information or that the Company takes measures to protect;

provided, however, that Confidential Information does not include any of the following:

(g)	the general skills and experience gained by the Consultant during the term of this Agreement that the Consultant could reasonably have been expected to acquire in similar retainers or engagements with other companies;

(h)	information publicly known without breach of this Agreement or similar agreements; or

(i)	information, the disclosure of which by the Consultant is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent reasonably possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

4.3	The Consultant acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company. The Consultant agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Consultant or disclosed to the Consultant as a result of or in connection with the Services. The Consultant agrees that, both during and after the termination of this Agreement, the Consultant will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform its duties hereunder or as may be consented to by prior written authorization of the Board.

4.4	The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Consultant in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

4.5	The Consultant understands that the Company has from time to time in its possession information belonging to third Parties or which is claimed by third Parties to be confidential or proprietary and which the Company has agreed to keep confidential. The Consultant agrees that all such information shall be Confidential Information for the purposes of this Agreement.

4.6	The Consultant represents and warrants that the Consultant has not used and will not use, while performing the Services, any materials or documents of another company which the Consultant is under a duty not to disclose. The Consultant understands that, while performing the Services, the Consultant shall not breach any obligation or confidence or duty the Consultant may have to any current or former client or employer. The Consultant represents and warrants that it will not, to the best of its knowledge and belief, use or cause to be incorporated in any of the Consultant’s work product, any data software, information, designs, techniques or know-how which the Consultant or the Company does not have the right to use.

4.7	The Recipient hereby acknowledges that the Recipient is aware, and further agrees that the Recipient will advise the Permitted Persons, that United States and Canadian securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities until such information either becomes immaterial or public.

4.8	(a) The term “Developments” as used in this Agreement means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

1.	result or derive from the Consultant’s Services or from the Consultant’s knowledge or use of Confidential Information; or

2.	are conceived or made by the Consultant (individually or in collaboration with others) during the term of the Consultant’s Services; and

i.	result from or derive from the use or application of the resources of the Company or its affiliates; or

ii.	relate to the business operations of the Company or to actual or demonstrably anticipated research and development by the Company or its affiliates.

(b) All Developments shall be the exclusive property of the Company and the Company shall have sole discretion to deal with Developments. The Consultant agrees that no intellectual property rights in the Developments are or shall be retained by him. For greater certainty, all work done during the term of this engagement by the Consultant for the Company or its affiliates is the sole property of the Company or its affiliates, as the case may be, as the first author for copyright purposes and in respect of which all copyright shall vest in the Company or the relevant affiliate, as the case may be. In consideration of the benefits to be received by the Consultant under the terms of this Agreement, the Consultant hereby irrevocably sells, assigns and transfers and agrees in the future to sell, assign and transfer all right, title and interest in and to the Developments and intellectual property rights therein including, without limitation, all patents, copyright, industrial design, circuit topography and trademarks, and any goodwill associated therewith in Canada, the United States and worldwide to the Company and the Consultant shall hold all the benefits of the rights, title and interest mentioned above in trust for the Company prior to the assignment to the Company, save and except for any moral rights which the Consultant shall waive.

(c)	The Consultant shall do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing. If the Consultant’s cooperation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of the Consultant’s Services, the Consultant shall provide that cooperation so long as the Company pays to the Consultant reasonable compensation for the Consultant’s time at a rate to be agreed between the Consultant and the Company.

4.9	The Consultant acknowledges that the restrictions contained in this Section 4 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that any violation of any provision of those Sections could result in irreparable injury to the Company. The Consultant agrees that, in the event it violates any of the restrictions referred to in this Section 4, the Company shall be entitled to such injunctive relief or other remedies at law or in equity which the Court deems fit.

5.	INDEPENDENT CONTRACTOR RELATIONSHIP

5.1	It is expressly agreed that the Consultant is acting as an independent contractor in performing the Services under this Agreement.

5.2	The Company upon the Consultant’s request will provide the Consultant a Company email address. If Consultant requests an email address, the Consultant must include the title “Independent Sales Representative” in the signature line.

5.3	The Consultant is not precluded from acting in any other capacity for any other person, firm or Company provided that it does not conflict with or materially interfere with the Consultant’s duties to the Company as set out in this Agreement.

5.4	The Company will not pay any contribution to any pension plan, employment insurance or withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship on behalf of the Consultant.

5.5	The Consultant represents and warrants that the Consultant has the right to provide the Services required under this Agreement without violation of obligations to others and that all advice, information, and documents given by the Consultant to the Company under this Agreement may be used fully and freely by the Company, unless otherwise so designated orally or in writing by the Consultant at the time of communication of such information (e.g. information shared with the Consultant in a confidential manner or on a non-attribution basis).

6.	GENERAL

6.1	This Agreement contains the entire Agreement and obligation between the Parties with respect to its subject matter. No amendment to this Agreement will be valid or effective unless in writing and signed by both Parties.

6.2	The Consultant agrees to indemnify the Company from all losses, claims, actions, damages, assessments or demands (including reasonable legal fees and expenses) which result from willful or grossly negligent acts or omissions of the Consultant in providing the Services.

6.3	The Consultant agrees to indemnify and hold the Company harmless from claims by any other party for commissions, finder’s fees, or any other form of compensation related to the Services provided and to be provided by Consultant as set forth herein

6.4	Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, registered mail or email transmission to the applicable address or email address of the receiving Party set forth on the first page of this Agreement, and any notice, request, demand or other communication so delivered or sent shall be deemed to have been duly given on the next succeeding business day (meaning any day other than a day which is a Saturday, a Sunday or any day on which banks in the State of California are not generally open for business) following the day on which it was so delivered or sent.

6.5	If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws by any court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, enforceability or validity of any other provisions or of the same provision as applied to any other fact or circumstance and such illegal, unenforceable or invalid provision shall be modified to the minimum extent necessary to make such provision legal, valid or enforceable, as the case may be.

6.6	This Agreement cannot be amended or otherwise modified without the unanimous prior written consent of the Parties hereto.

6.7	Time shall be of the essence for all things arising under this Agreement.

6.8	The Consultant may not sell, assign or transfer any rights or interests created under this Agreement or delegate any of the Consultant’s duties without the prior written consent of the Company.

6.9	The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

6.10	This Agreement will be governed by and construed in accordance with the laws of the State of California and federal laws applicable therein, and each Party submits to the jurisdiction of courts of competent jurisdiction in the State of California.

6.11	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the Parties agree that any signature delivered by electronic transmission will be deemed to be the original signature of the delivering Party.

6.12	The Parties have each had an opportunity to obtain independent legal advice with respect to this Agreement and they sign same voluntarily and of their own free will.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the day and year first written above.

Verb Technology Company, INC.

By:	/s/ Rory Cutaia
Rory Cutaia, CEO

AGREED TO AND ACCEPTED

/s/ Adam Wolfson
Adam Wolfson

EXHIBIT A

THE SERVICES

1.	SERVICES.

The Consultant shall assist the Company in the performance and execution of its business initiatives, including, among other things:

(a)	providing advice and counsel in connection with the Company’s growth strategies, including, but not limited to, identifying merger and acquisition targets.

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EXHIBIT B

COMPENSATION

As full compensation for the Services rendered under this Agreement, the Company shall pay the Consultant in accordance with the following terms:

For Consulting Services Rendered:

Upon execution hereof, the Company shall pay Consultant for the Services rendered hereunder 100,000 restricted shares of common stock.

In addition, the Company shall grant Consultant an option to purchase 100,000 shares of the Company’s restricted common shares at an exercise price of $1.85 per share. The foregoing option shall be pursuant to and in accordance with the terms and conditions of the Company’s standard option agreement, a copy of which is attached hereto.

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